Exhibit-10.21
         SEVERANCE BENEFITS AGREEMENT

     This Severance Benefits Agreement (the "Agreement") is made and entered into as of the 31st day of July, 2000 (the "Effective Date") between Laclede Gas Company, a Missouri corporation ("Laclede" or the "Company"), and Douglas H. Yaeger ("Executive");

WITNESSETH:

     WHEREAS, Executive is currently, and has for a number of years been, employed by Laclede, most recently as Chairman of the Board, President and Chief Executive Officer; and

     WHEREAS, Laclede's Board of Directors (the "Board") recognizes that Executive's diligence, conscientiousness and management expertise have contributed to the growth and success of Laclede over the past several years; and

     WHEREAS, Executive is willing to continue at the pleasure of Laclede, provided he is assured of certain additional benefits should he be terminated without Cause (as defined in Section 2(c) of this Agreement) by the Company or should he resign for Good Reason (as defined in Section 2(b) of this Agreement) and provided further that he receive further additional benefits should he terminate his employment for any reason or be terminated by the Company without Cause following a Change in Control.

      NOW THEREFORE, to assure the Company that it will have the continued dedication of Executive, including the availability of his advice and counsel notwithstanding the possibility, threat, or occurrence of a Change in Control of the Company, and to induce Executive to remain in the employ of the Company, and for other good and valuable consideration, the Company and Executive agree as follows:

      1.     Establishment, Term, and Purposes.

             (a) This Agreement shall commence on the Effective Date and shall continue in effect until March 31, 2004, or such later date to which the Agreement may be extended by the parties hereto (herein the "Term").

             (b) However, in the event a Change in Control occurs during the Term, this Agreement will remain in effect for the longer of: (i) Fifty-four (54) months beyond the month in which such Change in Control occurred; or (ii) until all obligations of the Company hereunder have been fulfilled, and until all benefits required hereunder have been paid to Executive.

             (c) This Agreement, during its Term, shall supercede the current Management Continuity Protection Plan and Agreement between Laclede and Executive dated as of December 1, 1990, as amended as of December 1, 1997. The provisions of this Agreement shall take precedence over any inconsistent provision of any Company plan with respect to Executive or any agreement between the Company and Executive.

             (d) Notwithstanding any other provision of this Agreement, either the Company or Executive may terminate the employment of Executive at any time. Such termination shall result in the payments and other benefits provided in this Agreement.

      2. Change in Control, Good Reason, Cause, Monthly Base Salary Defined. For the purpose of this Agreement:

             (a)   "Change in Control" shall mean:



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                   (i)   The purchase or other acquisition (other than from
Laclede) by any person, entity or group of persons, within the meaning of
Section 13(d) or 14(d) of the Securities Exchange Act of 1934 ("Exchange Act") (excluding, for this purpose, Laclede or its subsidiaries or any employee benefit plan of Laclede or its subsidiaries), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange
Act) of 30% or more of either Laclede's then outstanding shares of common stock or the combined voting power of Laclede's then outstanding voting securities entitled to vote generally in the election of directors;

                   (ii) Individual members of the Board of Directors, as of January 27, 2000 (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to January 27, 2000 whose election, or nomination for election by the Company's shareholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, as a member of the Incumbent Board, any such individual whose initial election to office occurs as a result of either an actual or threatened election contest (as such term is used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a party other than the Board of Directors of Laclede; or

                   (iii) Approval by the shareholders of Laclede of a reorganization, merger or consolidation, in each case, with respect to which persons who were the shareholders of Laclede immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the surviving entity's then outstanding shares of common stock or the surviving entity's combined voting power entitled to vote generally in the election of directors, or of a liquidation or dissolution of Laclede or of the sale of all or substantially all of the assets of Laclede. In making this computation as to any Laclede shareholder who was also an equity owner in any other party to such reorganization, merger, or consolidation prior to consummating such transaction, only the common stock or voting power relating to such shareholder's equity interests in Laclede shall be counted towards the 50% threshold in the prior sentence.

             (b) "Good Reason" shall mean, with respect to the termination of Executive's employment with Laclede:

                   (i) the assignment without Executive's written consent of any duties inconsistent with his positions, duties, responsibilities and status with Laclede, or a change in his reporting responsibilities, titles or offices, as in effect on the date hereof, or any removal of him from or any failure to re-elect him to any of such positions, except in connection with the termination of Executive's employment for disability, retirement, or Cause or as a result of his death; provided, however, that this subparagraph shall only apply to Executive's positions, duties, responsibilities and statuses as Chairman and Chief Executive Officer, and not as President;
                   (ii) a reduction by Laclede in Executive's Monthly Base Salary (as defined in Section 2(d) of this Agreement) as in effect on the date hereof or as the same may be increased from time to time;

                   (iii) a failure by Laclede to continue any bonus plans in which Executive is presently entitled to participate as the same may be modified from time to time with respect to all participants in such plan, or a failure by Laclede to continue Executive as a participant in such bonus plans on at least the same basis as he presently participates in accordance with such plans as so amended;





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                   (iv)  Laclede's requiring Executive, without his written
consent, to be based anywhere other than within fifty (50) miles of his present office location, except for required travel on Laclede's business to an extent substantially consistent with present business travel obligations;

                   (v) the failure by Laclede to continue in effect any of the following benefit plans:

                         (A)    Vacation and sick pay in accordance with the
established vacation and sick pay plans of the Company now in effect;
                         (B)    The current Laclede Gas Company Supplemental
Retirement Benefit Plan;

                         (C)    The Senior Officers' Life Insurance Plan;

                         (D)    Employees' Retirement Plan of Laclede Gas
Company (Management Employees);

                         (E)    Employees' Health Insurance Plan;

                         (F)    Laclede Gas Company Dental Insurance Plan
(Management Employees);

                         (G)    The Deferred Income Plan II for Directors
and Selected Executives;

                         (H)    the Incentive Compensation Plan;

or substantially similar and equivalent plans and all other employee benefit and fringe benefit plans currently maintained, (other than the Management Continuity Protection Plan and agreement) or hereafter adopted, by Laclede or substantially similar and equivalent plans, as such plans may be amended or terminated from time to time, in the same manner as such plans apply to officers and senior executives of Laclede of comparable or lesser position generally, or the taking of any action by Laclede which would adversely affect Executive's participant in, or materially reduce his benefits under, any of such plans;

                   (vi) the failure by Laclede to provide Executive with the number of paid vacation days to which he was then entitled in accordance with Laclede's normal vacation policy in effect on the Effective Date;

                   (vii) Laclede fails to comply with any material provision of this Agreement, which failure is not remedied within thirty (30) days after receipt by Laclede of written notice from Executive; or

                   (viii) the failure by Laclede to obtain Executive's consent to an assignment of this Agreement or to obtain the assumption of the obligation to perform this Agreement by any successor, as required by
Section 10 hereof.

Prior to a Change in Control, if one of the events (i) through (viii) that constitute Good Reason occurs and is continuing, Executive shall have ninety
(90) days after such occurrence to terminate his employment with Laclede for such Good Reason. If Executive fails to terminate his employment with Laclede during such period, Executive may not thereafter use the occurrence of such event (but may use the occurrence of any other event subsequent thereto that would constitute Good Reason) as a basis for a termination for Good Reason for purposes of this Agreement.

             (c) "Cause" shall mean, with respect to the termination by a duly authorized action of the Board of Executive's employment with Laclede:





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                   (i)   Willful and continued insubordination and failure
by Executive to perform his duties as assigned by the Board (other than any such failure resulting from incapacity due to physical or mental illness) after a demand for substantial performance has been delivered by the Board of Directors, which specifically identifies the manner in which it is believed that Executive has not substantially performed his duties; or

                   (ii) Willful engagement by Executive in misconduct that is materially injurious to Laclede. For purposes of this paragraph, no act, or failure to act, on Executive's part shall be considered willful unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of Laclede.

             (d) "Monthly Base Salary" for purposes of this Agreement shall mean Executive's then current annual base salary divided as equal as practicable by twelve (12).

      3. Effect of Termination of Executive's Employment Prior to a Change in Control. At any time prior to a Change in Control, Laclede may terminate Executive's employment with Laclede without Cause or Executive may voluntarily terminate his employment with Good Reason, whereupon Executive shall be entitled to receive the following benefits:

             (a) Executive shall be entitled to payment of an amount, in a non-discounted lump sum, equal to 18 times Executive's Monthly Base Salary.

             (b) At Executive's sole election made within ninety (90) calendar days after the date of termination of Executive's employment with Laclede, Executive may elect to receive a lump sum payment pursuant to this Agreement equal to the actuarially equivalent present value of the pension benefits payable under the Employees' Retirement Plan of Laclede Gas Company (Management Employees) and the Laclede Gas Company Supplemental Retirement Benefit Plan, computed as if he had Early or Normal Retirement benefits available to him under the terms of such plans, based on: (i) Early Retirement Age for all purposes under the plans being deemed to be the actual age of Executive at the date of termination of Executive's employment with Laclede and (ii) a reduction by a discount factor of 1.4% per annum (prorated for partial years on the basis of a 365-day year) for each year that Executive's actual age upon the date of termination of Executive's employment with Laclede is less than age 60. In all other respects, the computation of the lump sum benefit to be paid shall be determined in accordance with the Employees' Retirement Plan of Laclede Gas Company (Management Employees) and the Laclede Gas Company Supplemental Retirement Benefit Plan, including the definition of Actuarial Equivalent. If Executive does not make a timely election to be paid the lump sum payment as set forth in this Section 3(b), Executive shall be paid on a periodic basis in accordance with the terms for such payments as set forth in the Employees' Retirement Plan of Laclede Gas Company (Management Employees) and the Laclede Gas Company Supplemental Retirement Benefit Plan. To the extent that any such payments set forth in this Section 3(b) cannot be made pursuant to the terms of the Employees' Retirement Plan of Laclede Gas Company (Management Employees), such payments shall be made under the Laclede Gas Company Supplemental Retirement Benefit Plan.

             (c) At Executive's sole election made within ninety (90) calendar days after the date of termination of Executive's employment with Laclede, Executive may elect to receive a lump sum payment pursuant to the actuarially equivalent present value of vested post-retirement benefits (based upon Laclede's dividend rate on the date of termination of Executive's employment) payable to Executive under Laclede's Incentive Compensation Plan at the date of termination of Executive's employment with Laclede; provided, however: (i) that all benefits under Laclede's Incentive





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Compensation Plan that are fully vested prior to the date of termination of
Executive's employment with Laclede will be treated as fully vested for purposes of this Section 3(c) and Laclede's Incentive Compensation Plan, and
(ii) that any benefits under Laclede's Incentive Compensation Plan that are not fully vested prior to the date of termination of Executive's employment with Laclede but have been granted to Executive three (3) years or more prior to such date of termination of employment will be treated as fully vested for purposes of this Section 3(c) and Laclede's Incentive Compensation Plan and all other benefits will be treated as vested only to the extent that such benefits were vested as of the date of termination of Executive's employment with Laclede. If Executive does not make a timely election to be paid the lump sum payment as set forth in this Section 3(c), Executive shall be paid on a periodic basis all benefits vested and deemed to be vested under this Section 3(c) and Laclede's Incentive Compensation Plan in accordance with the terms for such payments as set forth in such plan.
             (d) Executive shall be entitled to receive full retiree coverage under the Employees' Health Insurance Plan (or its full equivalent), and the other welfare benefit plans described in Section 2(b)(v) of this Agreement as if he had retired pursuant to such plans as of the date of termination of Executive's employment with Laclede. Notwithstanding anything to the contrary contained in this Agreement, if Executive obtains employment that provides at no greater cost to Executive comparable health insurance benefits, the health insurance provided pursuant to this Section 3(d) shall become secondary to the coverage provided by Executive's then employer.

      4. Effect of Termination of Executive's Employment After a Change in Control. At any time after a Change in Control, Laclede may terminate Executive's employment with Laclede without Cause or Executive may voluntarily terminate his employment with Laclede for any reason, whereupon Executive shall be entitled to receive the following benefits:

             (a) Executive shall be entitled to payment of an amount, in a non-discounted lump sum, equal to 36 times Executive's Monthly Base Salary; provided that the above amount shall be reduced 1/48th for each month, if any, beyond six (6) full calendar months after the occurrence of the first event that constituted the Change in Control that Executive remained employed by the Company or any successor of the Company (or any affiliate of the Company or affiliate of such successor).

             (b) At Executive's sole election made within ninety (90) days after the date of termination of Executive's employment with Laclede, Executive may elect to receive a lump sum payment pursuant to this Agreement equal to the actuarially equivalent present value of the pension benefits payable under the Employees' Retirement Plan of Laclede Gas Company (Management Employees) and the Laclede Gas Company Supplemental Retirement Benefit Plan, computed as if he had Early or Normal Retirement benefits available to him under the terms of such plans, based on: (i) Early Retirement Age for all purposes under the plans being deemed to be the actual age of Executive at the date of termination of Executive's employment with Laclede and (ii) a reduction by a discount factor of 1.4% per annum (prorated for partial years on the basis of a 365-day year) for each year that Executive's actual age upon the date of termination of Executive's employment with Laclede is less than age 60. In all other respects, the computation of the lump sum benefit to be paid shall be determined in accordance with the Employees' Retirement Plan of Laclede Gas Company (Management Employees) and the Laclede Gas Company Supplemental Retirement Benefit Plan, including the definition of Actuarial Equivalent. If Executive does not make a timely election to receive such lump sum payment as set forth in this Section 4(b), Executive shall be paid on a periodic basis in accordance with the terms for such payments as set forth in the





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Employees' Retirement Plan of Laclede Gas Company (Management Employees) and
the Laclede Gas Company Supplemental Retirement Benefit Plan. To the extent that any such payments set forth in this Section 4(b) cannot be made pursuant to the terms of the Employees' Retirement Plan of Laclede Gas Company (Management Employees), such payments shall be made under the Laclede Gas Company Supplemental Retirement Benefit Plan.

             (c) At Executive's sole election made within ninety (90) days after the date of termination of Executive's employment with Laclede, Executive may elect to receive a lump sum payment pursuant to the actuarially equivalent present value of vested post-retirement benefits (based upon Laclede's dividend rate on the date of termination of Executive's employment) payable to Executive under Laclede's Incentive Compensation Plan at the date of termination of Executive's employment with Laclede; provided, however, that all benefits under Laclede's Incentive Compensation Plan, whether previously vested or unvested, will be treated as fully vested for purposes of this Section 4(c) and Laclede's Incentive Compensation Plan as of the date of termination of the Executive's employment with Laclede. If Executive does not make a timely election to receive such lump sum payment as set forth in this Section 4(c), Executive shall be entitled to be paid on a periodic basis all benefits vested and deemed vested under this Section 4(c) and Laclede's Incentive Compensation Plan in accordance with the terms for such payments as set forth in such Plan.

             (d) Executive shall be entitled to receive full retiree coverage under the Employees' Health Insurance Plan (or its full equivalent), and the other welfare benefit plans described in Section 2(b)(v) of this Agreement as if he had retired pursuant to such plans as of the date of termination of Executive's employment with Laclede. Notwithstanding anything to the contrary contained in this Agreement, if Executive obtains employment that provides at no greater cost to Executive comparable health insurance benefits, the health insurance provided pursuant to this Section 4(d) shall become secondary to the coverage provided by Executive's then employer.

      5.     Certain Additional Payments by Company.

             (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payments, distributions, vestings, accelerations or other events constituting "payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") by Laclede to or for the benefit of Executive (whether paid or payable pursuant to the terms of this Agreement, other Company plans or otherwise, but determined without regard to any additional payments required under this Section 5(a)) ("Total Payments") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Company shall pay to Executive in cash an additional amount (the "Gross-Up Payment") which after deduction of (1) any excise tax under Section 4999 thereon; (2) any federal and state income tax thereon; (3) any city earnings tax thereon if Executive resides or works in the City of St. Louis; and (4) the Medicare portion of any FICA tax thereon shall be equal to the Excise Tax on such Total Payments. The Gross-Up Payment shall be made by the Company to Executive as soon as practical following the effective date of the Termination. In making this computation, the following provisions shall apply:

                   (i) The top federal and Missouri income tax rates shall apply;





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                   (ii)  The top City of St. Louis earnings tax rate shall
apply if Executive resides or works in the City;

                   (iii) Only the Medicare portion of the FICA tax shall apply; and

                   (iv) the deductibility of any of the above taxes in computing any of the other above taxes shall be taken into account, the effect on the itemized deduction phase-out shall be taken into account and the effect on the deductibility of personal exemptions shall not be taken into account.

Currently, the rate which takes into account (i) through (iv) above is 46.38%. The computation of this rate is shown on Exhibit 1. The rate which also takes into account the excise tax rate under Section 4999 is, therefore, 66.38% (assuming the non-deductibility of the federal excise tax for Missouri income tax purposes). In addition, for purposes of this
Section 5(a):

                   (A) any withholding by the Company of any of the above taxes which gives rise to a credit to Executive shall be treated as a payment to Executive.

                   (B) the purpose of this provision is to provide Executive, on an after-tax basis, with sufficient cash to pay any excise tax imposed on him under Section 4999.

                   (C)   An example of the computation required by this
Section 5(a) is attached to this Agreement as Exhibit 2.

             (b) Subject to the provisions of Section 5(c), all determinations required to be made under this section, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Deloitte & Touche LLP (or such other accounting firm which is serving as the Company's independent certified public accountants at the time) (the "Accounting Firm") which shall provide detailed supporting calculations both to Laclede and Executive within fifteen (15) business days of the receipt of notice from Executive that a payment of excise tax is due, or such earlier time as is requested by Laclede. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).

All fees and expenses of the Accounting Firm shall be borne solely by Laclede. Any Gross-Up Payment, as determined pursuant to this Section 5, shall be paid by Laclede to Executive within five (5) days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon Laclede and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by Laclede should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that Laclede exhausts its remedies pursuant to
Section 5(c) or chooses not to exercise such remedies and Executive






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thereafter is required to make a payment or additional payment of any Excise
Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Laclede to or for the benefit of Executive.

             (c) Executive shall notify Laclede in writing of any claim by the Internal Revenue Service ("IRS Claim") that, if successful, would require the payment by Laclede of a Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than ten (10) business days after Executive is informed in writing of such an IRS Claim, and shall apprise Laclede of the nature of such IRS Claim and the date on which such IRS Claim is requested to be paid. Executive shall not pay such IRS Claim prior to the expiration of the thirty (30) day period following the date on which Executive gives such notice to Laclede (or such shorter period ending on the date that any payment of taxes with respect to such IRS Claim is due). If Laclede notifies Executive in writing prior to the expiration of such period that it desires to contest such IRS Claim, Executive shall:

                   (i) give Laclede any information reasonably requested by Laclede relating to such IRS Claim;

                   (ii) take such action in connection with contesting such IRS Claim as Laclede shall reasonably request in writing from time to time, including without limitation, accepting legal representation with respect to such IRS Claim by an attorney reasonably selected by Laclede;

                   (iii) cooperate with Laclede in good faith in order effectively to contest such IRS Claim; and

                   (iv) permit Laclede to participate in any proceedings relating to such IRS Claim;

provided, however, that Laclede shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on a grossed-up basis, for any excise tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5(c), Laclede shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such IRS Claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the IRS Claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Laclede shall determine; provided, however, that if Laclede directs Executive to pay such IRS Claim and sue for a refund, Laclede shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on a gross-up basis, from any excise tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Laclede's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. Executive may elect at any time in writing not to contest






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or not to further contest the IRS Claim, or otherwise not to perform its obligations under this Section 5(c), by notifying Laclede in writing that he elects to forego any Gross-Up Payment or additional Gross-Up Payment under this Section 5(c).

             (d) If, after the receipt by Executive of an amount advanced by Laclede pursuant to Section 5(c), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to Laclede's complying with the requirements of Section 5(c)) promptly pay to Laclede the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by Laclede pursuant to Section 5(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and Laclede does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

      6. No Benefits for Voluntary Termination Without Good Reason or For Cause; Eligibility for Early Retirement Benefits. At any time prior to a Change in Control, Executive may terminate his employment with Laclede without Good Reason, but, in such case, Executive will not be entitled to any payment or benefit pursuant to Section 3 of this Agreement. Likewise, Laclede may terminate Executive's employment with Laclede for Cause at any time prior to or after a Change in Control and, in such case, Executive will not be entitled to any payment or benefit pursuant to Sections 3 and 4 of this Agreement. The termination of Executive by Laclede or termination by Executive, for any reason, shall not deprive Executive of the right to elect to take Early or Normal Retirement, if he is otherwise eligible for Early or Normal Retirement under the terms of the various plans of Laclede.

      7. Payment of Benefit on Death of Executive. In the event of the death of Executive, this Agreement shall terminate except as to any amounts which have become payable hereunder as a result of a termination before death and except as to the various benefit plans which, by their terms, continue after his death or by which his estate, heirs, surviving spouse, personal representative, devisees, legatees and beneficiaries are paid benefits. For purposes of determining and computing, under all Company plans, the amount of the death benefits of Executive, Early Retirement age shall be treated as the then-current age of Executive upon such death with a discount factor on benefits of 1.4% per annum (prorated for a partial year on the basis of a 365-day year) for each year that Executive's actual age upon death is less than age 60.

      8. Amendment, Modification or Waiver. No provision of this Agreement may be amended, modified or waived, unless such amendment, modification or waiver shall be authorized by the Board or any authorized committee of the Board, and shall be agreed to in writing, signed by Executive and by an officer of Laclede thereunto duly authorized. Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a subsequent breach of such condition or provision or a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time.

      9. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent provided by law.





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      10.    Successors.  This Agreement shall be binding upon any successor of Laclede and such successor shall be deemed substituted for Laclede under the terms of this Agreement; but any such substitution shall not relieve Laclede of any of its obligations hereunder. As used in this Agreement, the term "successor" shall include any person, firm, corporation or like business entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the assets or business of Laclede.
This Agreement may not be otherwise assigned by Laclede without Executive's written consent, and failure of Laclede to obtain such consent prior to the assignment shall be a breach of this Agreement and shall entitled Executive to terminate this Agreement for Good Reason pursuant to Section 2(b)(viii) of this Agreement.

             Laclede may require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Laclede by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Laclede would be required to perform if no such succession had taken place. Failure of Laclede to obtain such an agreement prior to the effectiveness of such succession shall be a breach of this Agreement and shall entitle Executive to terminate this Agreement for Good Reason pursuant to Section 2(b)(viii) of this Agreement; provided further that even if such successor should assume this Agreement, Executive may still terminate this Agreement under
Section 4.

      11.    Covenant Not to Compete; Confidentiality.

             (a) For as long as Executive is employed by Laclede and for a period of eighteen (18) months after the termination of Executive's employment with Laclede, Executive agrees, in consideration of the salary and other benefits being provided to Executive by Laclede pursuant to this Agreement, that Executive will not directly or indirectly participate in the ownership, management, operation or control of, or be employed by any entity competing with Laclede in the sale or delivery of natural gas within Laclede's service area. This covenant is not intended to prevent Executive from making a passive investment or investments not to exceed five percent (5%) of the aggregate equity ownership in any enterprise that may compete with Laclede in the defined geographic areas during the restricted period.

             (b) Executive agrees not to disclose, either while in Laclede's employ or at any time thereafter, to any person not employed by Laclede or not engaged to render services to Laclede any confidential information obtained by him while in the employ of Laclede, including, without limitation, any of Laclede's inventions, processes, methods of distribution, customers or trade secrets; provided, however, that this provision shall not preclude Executive from use or disclosure of information known generally to the public or of information not considered confidential by persons engaged in the business conducted by Laclede or from disclosure required by law or court order.

      12. Withholding. Anything to the contrary notwithstanding, all payments required to be made by Laclede hereunder to Executive or his estate or beneficiary shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as Laclede may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, Laclede may accept other provisions to the end that it has sufficient funds to pay all taxes required by law to be withheld in respect to any of such payments.







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      13.    Enforcement by Executive or His Personal Representatives,
Heirs, Distributees, Devisees and Legatees. This Agreement and all rights of Executive hereunder shall inure to the benefit and be enforceable by Executive's personal and legal representatives, distributees, devisees, legatees, beneficiaries or other designee.

Laclede agrees to reimburse Executive for any attorney's fees and other costs and expenses (collectively, "Fees and Expenses") incurred by Executive in good faith to enforce his rights under this Agreement, to the extent he prevails in such enforcement efforts, including Fees and Expenses relating to:

             (a) the Company's refusal to provide the payments and benefits to which Executive is entitled under this Agreement;

             (b) the Company's contesting the validity or enforceability of this Agreement; or

             (c) the Company's contesting Executive's interpretation of provisions of this Agreement, including the computation of the Gross-Up Payment or the computation of the Fees and Expenses payable under this
Section 13.

      14. Notices. For the purpose of this Agreement, notices, demands or other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or (unless other specified) mailed by United States Certified Mail, return receipt requested, postage prepaid, addressed as follows:

                   to Executive:  Douglas H. Yaeger
                                  720 Olive Street, 15th Floor
                                  St. Louis, Missouri  63101

                   Cc:            Douglas H. Yaeger
                                  At his home address currently
                                  on file with Laclede

                   to Laclede:    General Counsel
                                  Laclede Gas Company
                                  720 Olive Street, 15th Floor
                                  St. Louis, Missouri  63101

or to such other address as any party may have furnished to the other in writing in accordance therewith, except that notices of change of address shall be effective only upon receipt.

      15. Construction With Missouri Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Missouri.

      16. Entire Agreement of Parties. This Agreement supercedes all oral agreements and discussions with respect to the subject matter hereof.















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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                         LACLEDE GAS COMPANY


                         By:  /s/ Gerald T. McNeive, Jr.


                         Title:  Senior Vice President - Finance and General

                                 Counsel


                                               "Company"

ATTEST:

/s/ Mary Caola Kullman
Secretary



                         /s/ Douglas H. Yaeger



                                               "Executive"



































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